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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                          1935 or Section 30(f) of the
                         Investment Company Act of 1940


   (Print or Type Responses)
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1.  Name and Address of Reporting Person*

    WALBRECHER, JR. WILLIAM C.
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    (Last)        (First)         (Middle)

    240 W. DRYDEN STREET
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    (Street)

    GLENDALE, CALIFORNIA 91202
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    (City)          (State)            (Zip)

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2.  Date of Event Requiring
    Statement (Month/Day/Year)


           6/28/00**
    ______________________________
3.  IRS Identification Number of
    Reporting Person, if an entity
    (voluntary)


    _____________________________

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4.  Issuer Name and Ticker or Trading Symbol

        Professional Bancorp, Inc. - MDB

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5.  Relationship of Reporting Person to Issuer
                 (Check all applicable)


_X__ Director                  ____ 10% Owner

____ Officer (give title       ____ Other (specify
              below)                       below)
       _______________________________

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6.  If Amendment, Date of Original
     (Month/Day/Year)


    _________________________________
7.  Individual or Joint/Group
     Filing (Check Applicable Line)


     X Form filed by One Reporting Person
     --

     __ Form filed by More than One Reporting Person

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            Table 1 - Non-Derivative
          Securities Beneficially Owned

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1.  Title of Security
     (Instr. 4)
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Professional Bancorp, Inc.
   Common Stock
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 2.  Amount of Securities
     Beneficially Owned (Instr. 4)
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              1,500
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 3.  Ownership Form:  Direct (D)
     or Indirect (I) (Instr. 5)

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                 I
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  4.  Nature of Indirect Beneficial
      Ownership (Instr. 5)
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                IRA
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, SEE Instruction
      5(b)(v).
** Mr. Walbrecher, Jr. was elected as a director of the company at the Shareholders' Meeting on June 28, 2000, however he will not start his term of office as a director until he is approved by the Federal Reserve Bank of San Francisco.

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1.  Title of Derivative Security
    (Instr. 4)











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2.   Date Exercisable
     and Expiration Date
     (Month/Day/Year)
____________________    ________________________
     Date               Expira-
     Exer-              tion
     cisable            Date

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3.  Title and Amount of Securities
    Underlying Derivative Security
    (Instr. 4)

   ___________________________________

                                   Amount
           Title                    or
                                   Number
                                    of
                                   Shares
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4.  Conversion          5. Ownership           6. Nature of
    or Exercise            Form of                Indirect
    Price of               Derivative             Beneficial
    Derivative             Security:              Ownership
    Security               Direct (D)             (Instr. 5)
                           or Indirect
                           (I) (Instr. 5)
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__________/S/______________________________        __7/7/00_____________
William C. Walbrecher, Jr.              **             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.